Exhibit 99.2

CENDANT’S BOARD OF DIRECTORS APPROVES 22% INCREASE IN
QUARTERLY CASH DIVIDEND TO $0.11 PER COMMON SHARE
BEGINNING IN THIRD QUARTER 2005

NEW YORK, March 8, 2005— Cendant Corporation (NYSE: CD) today announced that its board of directors approved a change in its dividend policy to increase the Company’s regular quarterly cash dividend by 22% to $0.11 from $0.09 per common share, effective with the third quarter dividend payment. The actual declaration of any future dividends and the establishment of the record dates related thereto remains subject to further action by Cendant’s board.

Cendant’s President and Chief Financial Officer, Ronald L. Nelson, commented: “When we initiated the dividend in 2004, we committed to review and increase the payment at least consistent with our earnings growth. With this move, we will have increased the dividend by over 57% in just 18 months. This increase reflects the board's and management's confidence in the Company's strategic focus on its real estate and travel businesses and in the prospects for growth of these businesses."

Additionally, the board has formally approved the Company’s plans for the previously announced disposition of its Marketing Services Division. As a result, the division will be classified as a discontinued operation in the first quarter of 2005. The Company continues to anticipate a summer closing.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Annual Report on Form 10-K for the period ended December 31, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities and Exchange Commission regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates.

Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Media Contacts:
Elliot Bloom
(212) 413-1832

Kelli Segal
212-413-1871

Investor Contacts:
Sam Levenson
212-413-1834

Henry A. Diamond
212-413-1920